Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Gregory Gin Lazar Partners, Ltd.

(919) 941-5206 rkatz@icagen.com	(212) 867-1762 ggin@lazarpartners.com

FOR IMMEDIATE RELEASE:

ICAGEN ANNOUNCES CLOSING OF INVESTMENT BY PFIZER

RESEARCH TRIANGLE PARK, N.C., February 14, 2008 — Icagen, Inc. (Nasdaq: ICGN) today announced the completion on February 13, 2008 of a previously announced sale of 5,847,953 shares of common stock to Pfizer Inc at a price of $1.71 per share, which was the closing bid price of the common stock as reported on the Nasdaq Global Market as of 4:00 p.m. Eastern Time on the business day preceding the date of Icagen’s put exercise pursuant to the Purchase Agreement dated August 13, 2007, resulting in gross proceeds to Icagen of approximately $10.0 million. The purchase agreement was completed in conjunction with the formation of a worldwide collaboration and licensing agreement with Pfizer for the discovery, development and commercialization of compounds which modulate three specific sodium ion channels as new potential treatments for pain and related disorders and that was initiated on August 13, 2007. Icagen intends to use the net proceeds from this private placement to fund its research and development programs and otherwise for general corporate purposes.

Jeff Southerton, Ph.D., Executive Director, Worldwide Business Development, Pfizer, noted “Icagen is a fully integrated ion channel discovery company with skills that complement Pfizer’s sodium channel program. Our collaboration and investment in Icagen highlights our goal to generate safe and efficacious sodium channel modulators to treat the needs of patients with pain and related conditions.”

P. Kay Wagoner, Ph.D., President and CEO of Icagen stated, “The collaboration between Icagen and Pfizer announced in August of 2007 is proceeding extremely well. Pfizer is an outstanding partner, and we view its investment in Icagen as a further validation of Icagen’s strength in the discovery and development of small molecules that modulate ion channel targets for the treatment of a variety of disorders such as pain. We are also pleased to announce the closing of this second investment by Pfizer, which brings our current cash position to approximately $50 million. Given our anticipated burn rate, we believe that the Company has sufficient cash and cash equivalents to drive the continued advancement of our two clinical programs and portfolio of research programs.”

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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